Exhibit 99.1

Risks Related to Our Financial Condition

Current economic conditions may adversely affect our industry, business and results of operations.

The United States economy is currently in a recession and a period of unprecedented volatility, and the future economic environment may continue to be less favorable than that of recent years. This recession has and could further lead to reduced consumer spending for the foreseeable future. If consumer spending continues to decrease, we will likely not be able to improve our same store sales. In addition, reduced consumer spending may drive us and our competitors to offer additional products at promotional prices, which would have a negative impact on our gross profit. A continued softening in consumer spending may adversely affect our industry, business, suppliers and results of operations. Reduced revenues as a result of decreased consumer spending may also reduce our liquidity and otherwise hinder our ability to implement our long term strategy.

We are highly leveraged. Our substantial indebtedness could limit cash flow available for our operations and could adversely affect our ability to service debt or obtain additional financing if necessary.

We had, as of February 28, 2009, $6.0 billion of outstanding indebtedness (not including $548.4 million of outstanding amounts under our accounts receivable securitization facilities) and negative stockholders’ equity of $1.2 billion. As of February 28, 2009, we had additional borrowing capacity under our existing $1.75 billion senior secured revolving credit facility of approximately $723.7 million, net of outstanding letters of credit of $188.3 million. As of February 28, 2009, after giving effect to the Refinancing Transactions, the total outstanding debt of us and the Subsidiary Guarantors would have been approximately $6.1 billion and, assuming the New Revolver is fully subscribed, we would have had approximately $687.7 million of additional borrowing capacity under the New Revolver (net of outstanding letters of credit). Pursuant to the indenture governing the notes and the senior credit facility, we may also incur substantial additional debt that may share the senior liens securing the subsidiary guarantees of the notes without the consent of holders of the notes, and under certain circumstances refinancing our accounts receivables securitization facilities.

Our earnings were insufficient to cover fixed charges and preferred stock dividends for fiscal 2009, 2008, 2007, and 2006 by $2.6 billion, $340.6 million, $50.8 million, and $23.1 million, respectively. Our ratio of earnings to fixed charges for fiscal 2005 was 1.15.

Our high level of indebtedness will continue to restrict our operations. Among other things, our indebtedness will:

•                  limit our ability to obtain additional financing, particularly in the current economic environment;

•                  limit our flexibility in planning for, or reacting to, changes in the markets in which we compete;

•                  place us at a competitive disadvantage relative to our competitors with less indebtedness;

•                  render us more vulnerable to general adverse economic, regulatory and industry conditions; and

•                  require us to dedicate a substantial portion of our cash flow to service our debt.

Our ability to meet our cash requirements, including our debt service obligations, is dependent upon our ability to substantially improve our operating performance, which will be subject to general economic and competitive conditions and to financial, business and other factors, many of which are or may be beyond our control. We cannot provide assurance that our business will generate sufficient cash flow from operations to fund our cash requirements and debt service obligations, including with respect to the notes.

The United States credit markets are currently experiencing an unprecedented contraction. As a result of the current condition of the credit markets, we may not be able to obtain additional financing on favorable terms, or at all. In addition, if the current pressures on credit continue or worsen, we may not be able to refinance our outstanding debt prior to its stated maturity, which could have a material adverse effect on our business. Furthermore, any refinancing, including the Refinancing Transactions, may require us to incur significant fees and expenses which could negatively impact our results of operations. We believe we have adequate sources of liquidity to meet our anticipated requirements for working capital, debt service and capital expenditures through fiscal 2010 and, following the Refinancing Transactions, will have no material maturities prior to September 2012, other than amounts outstanding under our accounts receivable securitization facilities. However, if we do not complete all of the Refinancing Transactions, including entering into the New Revolver, or if we are unable to refinance our accounts receivable securitization facilities, and our operating results, cash flow or capital resources prove inadequate, or if interest rates rise significantly, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt and other obligations or otherwise be required to delay our planned activities. Additionally, decreases in the valuation of the Collateral securing our senior credit facility (including the Tranche 4 Term Loan and the New Revolver), the notes or our accounts receivable securitization facilities could result in a reduction of availability under such facilities. If we are unable to service our debt, including the notes, or experience a significant reduction in our liquidity, we could be forced to reduce or delay planned capital expenditures and other initiatives, sell assets, restructure or refinance our debt or seek additional equity capital, and we may be unable to take any of these actions on satisfactory terms or in a timely manner. Additionally, since we did not pay a dividend, which could have been paid in additional shares, to holders of our Series G and H Preferred Stock on March 31, 2009, we are not currently eligible to use Form S-3 to register securities with the SEC. Further, any of these actions may not be sufficient to allow us to service our debt obligations, including with respect to the notes, or may have an adverse impact on our business. Our existing debt agreements limit our ability to take certain of these actions. Our failure to generate sufficient operating cash flow to pay our debts or refinance our indebtedness could have a material adverse effect on us.

Borrowings under our senior credit facility (including the Tranche 4 Term Loan and the New Revolver) and expenses related to the sale of our accounts receivable securitization facilities are based upon variable rates of interest, which could result in higher expense in the event of increases in interest rates.

As of February 28, 2009, after giving effect to the Refinancing Transactions, approximately $2.0 billion of our outstanding indebtedness (not including $548.4 million of outstanding amounts under our accounts receivable securitization facilities) would have borne interest at a rate that varies depending upon the London Interbank Offered Rate (“LIBOR”), subject, in the case of the Tranche 3 Term Loan, the Tranche 4 Term Loan and the New Revolver, to a minimum LIBOR floor. If we borrow additional amounts under the New Revolver, the interest rate on those borrowings may also vary depending upon LIBOR. Further, we pay ongoing program fees under our first lien accounts receivable securitization agreement that are indexed to a commercial paper rate that approximates 1-month LIBOR and expense incurred under our second lien accounts receivable facility varies depending on LIBOR. LIBOR has experienced unprecedented volatility in connection with the ongoing recession and credit crisis. If LIBOR rises, the interest rates on outstanding debt, the related program fees under our first lien receivables securitization program and expense incurred under our second lien accounts receivable facility will increase. Therefore an increase in LIBOR would increase our interest payment obligations under these loans, increase our first lien receivables securitization program fee payments, increase our expense related to our second lien accounts receivable facility and have a negative effect on our cash flow and financial condition. We currently do not maintain any hedging contracts that would limit our exposure to variable rates of interest.

The covenants in the instruments that govern our current indebtedness, the notes offered hereby and the New Revolver, may limit our operating and financial flexibility.

The covenants in the instruments that govern our current indebtedness, as well as the notes offered hereby and the New Revolver, limit our ability to:

•                  incur debt and liens;

•                  pay dividends;

•                  make redemptions and repurchases of capital stock;

•                  make loans and investments;

•                  prepay, redeem or repurchase debt;

•                  engage in acquisitions, consolidations, asset dispositions, sale-leaseback transactions and affiliate transactions;

•                  change our business;

•                  amend some of our debt and other material agreements;

•                  issue and sell capital stock of subsidiaries;

•                  restrict distributions from subsidiaries; and

•                  grant negative pledges to other creditors.

In addition, as a result of the Credit Agreement Amendments, if we have less than $150 million of revolver availability under our senior credit facility, or the New Revolver, as applicable, we will be subject to a fixed charge coverage ratio maintenance test. The Credit Agreement Amendments also change certain other covenants contained therein. For a description of the Credit Agreement Amendments, see “Description of Other Indebtedness” in this offering memorandum. Further, our accounts receivable securitization facilities require us to maintain a minimum liquidity position, comprised of revolver availability and cash on hand, of $100 million. If we are unable to meet the terms of the financial covenants or if we breach any of these covenants, a default could result under one or more of these agreements. A default, if not waived by our lenders, could result in the acceleration of our outstanding indebtedness and cause our debt to become immediately due and payable. If acceleration occurs, we would not be able to repay our debt, including the notes, and it is unlikely that we would be able to borrow sufficient additional funds to refinance such debt, particularly in light of the current credit crisis. Even if new financing is made available to us, it may not be available on terms acceptable to us. If we obtain modifications of our agreements, or are required to obtain waivers of defaults, we may incur significant fees and transaction costs or become subject to more stringent covenants and restrictions on our operations.

If we do not meet the New York Stock Exchange continued listing requirements, our common stock may be delisted. Upon such event, we may be required to repurchase or refinance our 8.5% convertible notes due 2015.

On October 17, 2008, we announced plans for either a 1-for-10, 1-for-15 or 1-for-20 reverse stock split after being notified by the NYSE that we were no longer in compliance with the NYSE’s minimum share price rule. Our stockholders approved the reverse stock split on December 2, 2008.

Currently, these ratios would increase the price of our common stock to between $17.40 and $34.80 (based on a closing price of $1.74 on June 5, 2009). The objective of the reverse stock split is to ensure that we regain compliance with the share price rule and maintain our listing on the NYSE. On February 26, 2009, the NYSE announced that it has suspended application of the share price rule until June 30, 2009, which extends our cure period to regain compliance. Per the rules of the recent suspension, we can now regain compliance by achieving the required $1.00 closing share price and $1.00 average closing share price over the preceding 30 consecutive trading days on either June 30, 2009 or August 17, 2009. Our average closing share price over the 30 consecutive trading day period ended June 5, 2009, was $1.08. Before the temporary suspension of the share price rule, our cure period was to end on April 16, 2009. On March 9, 2009, we announced that our Board of Directors had determined to delay affecting the reverse split in light of the NYSE suspension. The Board of Directors will determine the exchange ratio and timing of the reverse stock split, if implemented, prior to or immediately following the end of the suspension period based on market conditions, our share price and NYSE rules at such time. The Board of Directors will base the decision upon its evaluation of when such action would be most advantageous to us and our stockholders. The temporary suspension provides Rite Aid with additional time and flexibility to regain compliance with the rule. Our common stock continues to be listed on the NYSE and trade as usual.

We are in compliance with all other NYSE listing rules and have actively been taking steps to maintain our listing. However, there can be no assurance that we will regain or maintain compliance with the NYSE continued listing requirements. As a result of the goodwill writedown described in the annual report filed with the SEC on April 17, 2009, our stockholders’ equity is now negative. The NYSE previously had a continued listing requirement that required a minimum $75.0 million global market capitalization for companies with shareholders’ equity below $75.0 million. The listing requirement provided that a company would have to be below the minimum capitalization requirement for 30 consecutive trading days before the company would be considered in violation of this NYSE listing rule. On May 12, 2009, the NYSE filed a preliminary rule change, effective as of that date, amending the listing requirement to require only a minimum $50.0 million global market capitalization for companies with shareholders’ equity below $50.0 million. The listing requirement was amended by the NYSE on a pilot program basis through October 31, 2009. Our market capitalization was $1.5 billion as of June 5, 2009, which exceeded the required minimum both under the original listing requirement and the listing requirement as amended. If our common stock were delisted, it could: (i) reduce the liquidity and market price of our common stock; (ii) negatively impact our ability to raise equity financing and access the public capital markets; and (iii) materially adversely impact our results of operations and financial condition.

We expect our efforts to maintain our NYSE listing will be successful. However, if our common stock is not listed on the NYSE or another national exchange, holders of our 8.5% convertible notes due 2015 (the “8.5% Convertible Notes”) will be entitled to require us to repurchase their 8.5% Convertible Notes. Our senior credit facility (including the Tranche 4 Term Loan and the New Revolver) and accounts receivable securitization facilities provide that the triggering of this repurchase right constitutes a default under such facilities. To avoid such a scenario, we may seek to refinance or otherwise acquire the 8.5% Convertible Notes. We can give no assurance that we would be able to obtain any required financing, including a refinancing, on favorable terms, if at all.

Risks Related to Our Operations

We need to continue to improve our operations in order to improve our financial condition, but our operations will not improve if we cannot continue to effectively implement our business strategy or if our strategy is negatively affected by general economic conditions.

We have not yet achieved the sales productivity level of our major competitors. We believe that improving the sales of existing stores and particularly the acquired Brooks Eckerd stores is important to improving profitability and operating cash flow. If we are not successful in implementing our strategies, including our efforts to further reduce costs, or if our strategies are not effective, we may not be able to improve our operations. In addition, any further adverse change or continued downturn in general economic conditions or major industries can adversely affect drug benefit plans and reduce our pharmacy sales. Adverse changes in general economic conditions, such as the current recession, affect consumer buying practices and consequently reduce our sales of front end products, and cause a decrease in our profitability. Failure to continue to improve operations or a continued decline in major industries or general economic conditions would adversely affect our results of operations, financial condition and cash flows and our ability to make principal or interest payments on our debt, including the notes.

For so long as Jean Coutu Group (and, subject to certain conditions, certain members of the Coutu family) maintain certain levels of Rite Aid stock ownership, Jean Coutu Group (and, subject to certain conditions, certain members of the Coutu family) could exercise significant influence over us.

As of April 28, 2009, Jean Coutu Group beneficially owned approximately 28.4% of our common stock. As a result, Jean Coutu Group (and, subject to certain conditions, certain members of the Coutu family) generally has the ability to significantly influence the outcome of any matter submitted for the vote of our stockholders. The Stockholder Agreement that we entered into at the time of the Brooks Eckerd acquisition provides that Jean Coutu Group (and, subject to certain conditions, certain members of the Coutu family) designate four of the fourteen members of our Board of Directors, subject to adjustment based on its ownership position in us. Accordingly, Jean Coutu Group generally is able to significantly influence the outcome of all matters that come before our Board of Directors. As a result of its significant interest in us, Jean Coutu Group may have the power, subject to applicable law (including the fiduciary duties of the directors designated by Jean Coutu Group), to significantly influence actions that might be favorable to Jean Coutu Group, but not necessarily favorable to our financial condition and results of operations. In addition, the ownership position and governance rights of Jean Coutu Group could discourage a third party from proposing a change of control or other strategic transaction concerning us. Additionally, the Stockholder Agreement provides the Jean Coutu Group with certain preemptive rights and the ability to maintain their ownership percentage in Rite Aid.

Conflicts of interest may arise between us and Jean Coutu Group, which may be resolved in a manner that adversely affects our business, financial condition or results of operations.

Following the Brooks Eckerd acquisition, Jean Coutu Group has continued its Canadian operations but no longer has any operations in the United States, and we currently have no operations in Canada. Despite the lack of geographic overlap, conflicts of interest may arise between us and Jean Coutu Group in areas relating to past, ongoing and future relationships, including corporate opportunities, potential acquisitions or financing transactions, sales or other dispositions by Jean Coutu Group of its interests in us and the exercise by Jean Coutu Group of its influence over our management and affairs.

As a result of the Acquisition, a number of the directors on our Board of Directors are persons who are also officers or directors of Jean Coutu Group or its subsidiaries. Service as a director or officer of both Rite Aid and Jean Coutu Group or its other subsidiaries could create conflicts of interest if such directors or officers are faced with decisions that could have materially different implications for Rite Aid and for Jean Coutu Group. Apart from the conflicts of interest policy contained in our Code of Ethics and Business Conduct and applicable to our directors, we and Jean Coutu Group have not established any formal procedures for us and Jean Coutu Group to resolve potential or actual conflicts of interest between us. There can be no assurance that any of the foregoing conflicts will be resolved in a manner that does not adversely affect our business, financial condition or results of operations.

We are dependent on our management team, and the loss of their services could have a material adverse effect on our business and the results of our operations or financial condition.

The success of our business is materially dependent upon the continued services of our executive management team. The loss of key personnel could have a material adverse effect on the results of our operations, financial condition or cash flows. Additionally, we cannot assure you that we will be able to attract or retain other skilled personnel in the future.

We are substantially dependent on a single wholesaler of branded pharmaceutical products to sell products to us on satisfactory terms. A disruption in this relationship may have a negative effect on our results of operations, financial condition and cash flow.

We purchase all of our brand prescription drugs from a single wholesaler, McKesson Corporation (“McKesson”), pursuant to a contract that runs through April 2010. Pharmacy sales represented approximately 67% of our total sales during fiscal 2009, and, therefore, our relationship with McKesson is important to us. Any significant disruptions in our relationship with McKesson would make it difficult for us to continue to operate our business until we executed a replacement wholesaler agreement or developed and implemented self-distribution processes. There can be no assurance that we would be able to find a replacement wholesaler on a timely basis or that such wholesaler would be able to fulfill our demands on similar terms, which would have a material adverse effect on our results of operations, financial condition and cash flows.

Risks Related to Our Industry

The markets in which we operate are very competitive and further increases in competition could adversely affect us.

We face intense competition with local, regional and national companies, including other drugstore chains, independently owned drugstores, supermarkets, mass merchandisers, discount stores, dollar stores, mail order and internet pharmacies. Our industry also faces growing competition from companies who import drugs directly from other countries, such as Canada, as well as from large-scale retailers that offer generic drugs at a substantial discount. Some of our competitors have or may merge with or acquire pharmaceutical services companies or pharmacy benefit managers, which may further increase competition. We may not be able to effectively compete against them because our existing or potential competitors may have financial and other resources that are superior to ours. In addition, we may be at a competitive disadvantage because we are more highly leveraged than our competitors. The ability of our stores to achieve profitability depends on their ability to achieve a critical mass of loyal, repeat customers. We believe that the continued consolidation of the drugstore industry will further increase competitive pressures in the industry. We cannot assure you that we will be able to continue to effectively compete in our markets or increase our sales volume in response to further increased competition.

Drug benefit plan sponsors and third party payors could change their plan eligibility criteria and further encourage or require the use of mail-order prescriptions which could decrease our sales and reduce our margins and have a material adverse effect on our business.

An adverse trend for drugstore retailing has been initiatives to contain rising healthcare costs leading to the rapid growth in mail-order prescription processors. These prescription distribution methods have grown in market share relative to drugstores as a result of the rapid rise in drug costs experienced in recent years and are predicted to continue to rise. Mail-order prescription distribution methods are perceived by employers and insurers as being less costly than traditional distribution methods and are being encouraged, and, in some cases, required, by third party pharmacy benefit managers, employers and unions that administer benefits. As a result, some labor unions and employers are requiring, and others may encourage or require, that their members or employees obtain medications from mail-order pharmacies which offer drug prescriptions at prices lower than we are able to offer.

Another adverse trend for drugstore retailing has been for drug benefit plan sponsors and third party payors to change their plan eligibility requirements resulting in fewer beneficiaries covered and a reduction in the number of prescriptions allowed.

Mail-order prescription distribution and drug benefit plan eligibility changes have negatively affected sales for traditional chain drug retailers, including us, in the last few years and we expect such negative effects to continue in the future. There can be no assurance that our efforts to offset the effects of mail order and eligibility changes will be successful.

The availability of pharmacy drugs is subject to governmental regulations.

The continued conversion of various prescription drugs, including the planned conversion of a number of popular medications, to over-the-counter medications may reduce our pharmacy sales and customers may seek to purchase such medications at non-pharmacy stores. Also, if the rate at which new prescription drugs become available slows or if new prescription drugs that are introduced into the market fail to achieve popularity, our pharmacy sales may be adversely affected. The withdrawal of certain drugs from the market or concerns about the safety or effectiveness of certain drugs or negative publicity surrounding certain categories of drugs may also have a negative effect on our pharmacy sales or may cause shifts in our pharmacy or front end product mix.

Changes in third party reimbursement levels for prescription drugs could reduce our margins and have a material adverse effect on our business.

Sales of prescription drugs, as a percentage of sales, and the percentage of prescription sales reimbursed by third parties, have been increasing and we expect them to continue to increase. In fiscal 2009, sales of prescription drugs represented 67.2% of our sales and 96.3% of all of the prescription drugs that we sold were with third party payors. During fiscal 2009, the top five third-party payors accounted for approximately 37.3% of our total sales, the largest of which represented 12.6% of our total sales. Third party payors have and could further reduce the levels at which they will reimburse us for the prescription drugs that we provide to their members, which could impact our gross margins. Any significant loss of third-party payor business or any significant reduction in reimbursement levels could have a material adverse effect on our business and results of operations.

In fiscal 2009, approximately 6.6% of our revenues were from state sponsored Medicaid agencies, the largest of which was less than 2% of our total sales. In fiscal 2009, approximately 15.7% of our total sales were to customers covered by Medicare Part D, and we expect these sales to continue. There have been a number of recent proposals and enactments by the Federal government and various states to reduce Medicaid reimbursement levels in response to budget problems, some of which propose to reduce reimbursement levels in the applicable states significantly, and we expect other similar proposals in the future. If third party payors reduce their reimbursement levels or if Medicare Part D or state Medicaid programs cover prescription drugs at lower reimbursement levels, our margins on these sales would be reduced, and the profitability of our business and our results of operations, financial condition or cash flows could be adversely affected.

Changes in industry pricing benchmarks could adversely affect our business, financial condition and results of operations.

Most of the contracts governing the participation of our pharmacies in retail pharmacy networks utilize Average Wholesale Price (“AWP”) as a benchmark to establish pricing for prescription drugs. In connection with the recent court approved settlement of a class action lawsuit brought against First

Data Bank (“FDB”) and Medi-Span which are the two primary sources of AWP price reporting, FDB and Medi-Span agreed to reduce the reported AWP of certain drugs by four (4) percent and to discontinue the publishing of AWP at a future time. Additionally, FDB and Medi-Span have indicated that they will also reduce the reported AWP in the same manner for all other drugs not covered by the settlement and that they intend to stop the reporting of AWP in the future. The settlements have raised uncertainties as to whether payors and others in the prescription drug industry will continue to utilize AWP as it has previously been calculated or whether other pricing benchmarks will be adopted for establishing prices within the industry. Many of our contracts with third party plans contain provisions that allow renegotiation of pricing terms to adjust pricing to maintain the relative economics of the contract in light of a change in AWP methodology or allow us to terminate the contract unilaterally upon notice. We intend to negotiate with the various third party plans for adjustments relating to the expected change to AWP, however, we cannot be certain these negotiations will be successful. Due to these factors and the uncertainty over future appeals or stays of the court ruling, which could delay the effective date of implementation of the settlements, we are unable to predict with certainty the effect of the AWP reduction on our business.

We are subject to governmental regulations, procedures and requirements; our noncompliance or a significant regulatory change could adversely affect our business, the results of our operations or our financial condition.

Our business is subject to federal, state and local government laws, regulations and administrative practices. We must comply with numerous provisions regulating health and safety, equal employment opportunity, minimum wage and licensing for the sale of drugs, alcoholic beverages, tobacco and other products. In addition, we must comply with regulations pertaining to product labeling, dating and pricing. Our pharmacy business is subject to local registrations in the states where our pharmacies are located, applicable Medicare and Medicaid regulations and prohibitions against paid referrals of patients. Failure to properly adhere to these and other applicable regulations could result in the imposition of civil and criminal penalties including suspension of payments from government programs; loss of required government certifications; loss of authorizations to participate in or exclusion from government reimbursement programs, such as the Medicare and Medicaid programs; loss of licenses; significant fines or monetary penalties for anti-kickback law violations, submission of false claims or other failures to meet reimbursement program requirements and could adversely affect the continued operation of our business. Additionally, any such failure could damage our reputation or brand.

Our pharmacy business is subject to patient privacy and other obligations including corporate, pharmacy and associate responsibility, imposed by the Health Insurance Portability and Accountability Act. As a covered entity, we are required to implement privacy standards, train our associates on the permitted use and disclosures of protected health information, provide a notice of privacy practice to our pharmacy customers and permit pharmacy health customers to access and amend their records and receive an accounting of disclosures of protected health information. Failure to properly adhere to these requirements could result in the imposition of civil as well as criminal penalties.

Federal and state reform programs, such as healthcare reform and enforcement initiatives of federal and state governments may also affect our pharmacy business. These initiatives include:

•                  proposals designed to significantly reduce spending on Medicare, Medicaid and other government programs;

•                  changes in programs providing for reimbursement for the cost of prescription drugs by third party plans;

•                  increased scrutiny of, and litigation relating to, prescription drug manufacturers’ pricing and marketing practices; and

•                  regulatory changes relating to the approval process for prescription drugs.

These initiatives could lead to the enactment of, or changes to, federal regulations and state regulations that could adversely impact our prescription drug sales and, accordingly, our results of operations, financial condition or cash flows. It is uncertain at this time what additional healthcare reform initiatives, if any, will be implemented, or whether there will be other changes in the administration of governmental healthcare programs or interpretations of governmental policies or other changes affecting the healthcare system. Future healthcare or budget legislation or other changes, including those referenced above, may materially adversely impact our pharmacy sales.

Certain risks are inherent in providing pharmacy services; our insurance may not be adequate to cover any claims against us.

Pharmacies are exposed to risks inherent in the packaging and distribution of pharmaceuticals and other healthcare products, such as with respect to improper filling of prescriptions, labeling of prescriptions, adequacy of warnings, unintentional distribution of counterfeit drugs and expiration of drugs. In addition, federal and state laws that require our pharmacists to offer counseling, without additional charge, to their customers about medication, dosage, delivery systems, common side effects and other information the pharmacists deem significant can impact our business. Our pharmacists may also have a duty to warn customers regarding any potential negative effects of a prescription drug if the warning could reduce or negate these effects. Although we maintain professional liability and errors and omissions liability insurance, from time to time, claims result in the payment of significant amounts, some portions of which are not funded by insurance. We cannot assure you that the coverage limits under our insurance programs will be adequate to protect us against future claims, or that we will be able to maintain this insurance on acceptable terms in the future. Our results of operations, financial condition or cash flows may be adversely affected if in the future our insurance coverage proves to be inadequate or unavailable or there is an increase in liability for which we self-insure or we suffer reputational harm as a result of an error or omission.

We will not be able to compete effectively if we are unable to attract, hire and retain qualified pharmacists.

There is a nationwide shortage of qualified pharmacists. Accordingly, we may not be able to attract, hire and retain enough qualified pharmacists. This could adversely affect our operations.

We may be subject to significant liability should the consumption of any of our products cause injury, illness or death.

Products that we sell could become subject to contamination, product tampering, mislabeling or other damage requiring us to recall our private label products. In addition, errors in the dispensing and packaging of pharmaceuticals could lead to serious injury or death. Product liability claims may be asserted against us with respect to any of the products or pharmaceuticals we sell and we may be obligated to recall our private brand products. A product liability judgment against us or a product recall could have a material, adverse effect on our business, financial condition or results of operations.

If we fail to protect the security of personal information about our customers and associates, we could be subject to costly government enforcement actions or private litigation.

Through our sales and marketing activities, we collect and store certain personal information that our customers provide to purchase products or services, enroll in promotional programs, register on our web site, or otherwise communicate and interact with us. We also gather and retain information about our associates in the normal course of business. We may share information about such persons with vendors that assist with certain aspects of our business. Despite instituted safeguards for the protection of such information, security could be compromised and confidential customer or business information misappropriated. Loss of customer or business information could disrupt our operations, damage our reputation, and expose us to claims from customers, financial institutions, payment card associations and other persons, any of which could have an adverse effect on our business, financial condition and results of operations. In addition, compliance with tougher privacy and information security laws and standards may result in significant expense due to increased investment in technology and the development of new operational processes.

Summary of Certain Credit Agreement Amendments

We entered into the Credit Agreement Amendments on June 5, 2009 to permit the refinancing of the indebtedness under the senior credit facility with new secured indebtedness on a senior or second lien basis, including the notes, and to provide us greater flexibility to consummate asset sales. The Credit Agreement Amendments also permit us to refinance our existing accounts receivable securitization facilities with on-balance sheet indebtedness secured on a senior or second priority basis (in each case subject to permitted liens). In addition, as a result of the Credit Agreement Amendments, if we have less than $150.0 million of revolver availability under our senior credit facility, or the New Revolver, as applicable, we will be subject to a fixed charge coverage ratio maintenance test. The Credit Agreement Amendments also restrict us and the Subsidiary Guarantors from accumulating cash on hand in excess of $200.0 million at any time when revolving loans under our senior credit facility are outstanding (not including cash located in our store deposit accounts, cash related to our accounts receivable securitization facilities, cash necessary to cover our current liabilities and certain other exceptions) and from borrowing revolving loans under our senior credit facility in excess of $100.0 million over three consecutive business days (subject to certain exceptions). The Credit Agreement Amendments also state that if at any time (other than following the exercise of remedies or acceleration of any senior obligations or second priority debt and receipt of a triggering notice by the senior collateral agent from a representative of the senior obligations or the second priority debt) either (x) an event of default exists under our senior credit facility or (y) the sum of revolver availability under our senior credit facility and certain amounts held on deposit with the senior collateral agent in a concentration account is less than $100.0 million for three consecutive business days (a “cash sweep period”), the funds in our deposit accounts will be swept to a concentration account with the senior collateral agent and will be applied first to repay outstanding revolving loans under the senior credit facility, and then held as Collateral for the senior obligations until such cash sweep period is rescinded pursuant to the terms of our senior credit facility.